EXHIBIT 23.3

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Clarus Corporation

We consent to the incorporation by reference in the registration statement (Registration No 333-42602) on Form S-8 of Clarus Corporation of our report dated April 27, 2005, relating to the statements of financial condition of the Global Employee Stock Purchase Plan of Clarus Corporation as of December 31, 2004 and 2003, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 11-K of Clarus Corporation.


/s/ KPMG LLP

Stamford, Connecticut
April 27, 2005